                                                                   EXHIBIT 99.2


                                   [AFC LOGO]


AFC ENTERPRISES FILES ANNUAL REPORT ON FORM 10-K FOR 2002 AND RESTATED FINANCIAL STATEMENTS FOR 2000 AND 2001

Company Also Comments on Operational Drivers for 2004

ATLANTA, Dec. 15 -- AFC Enterprises, Inc. (Pink Sheets: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R) and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally, today announced the filing of its annual report on Form 10-K for 2002, as well as its restated financial statements for the fiscal years 2001 and 2000.

         Fiscal year 2002 versus fiscal year 2001, as restated, included:

         - System-wide sales at AFC's 4,071 restaurants, bakeries and cafes, including the Company's wholesale operations of Cinnabon and Seattle Coffee Company, increased 4.7 percent to $2.7 billion versus $2.6 billion in 2001.

         - Franchise revenues increased 10.1 percent to $111.3 million from $101.1 million in 2001. This increase was primarily attributable to a net increase of 397 franchised units. As of December 29, 2002, the Company had 3,532 franchised restaurants, bakeries and cafes.

         - Total revenues in 2002 were $619.6 million compared with total revenues of $687.2 million in 2001. This decline was primarily attributable to the sale of company-owned restaurant units to franchise partners. During 2002, the Company sold 175 of its company-operated units to franchisees as part of its ongoing strategy to concentrate on franchising.

         - Consolidated operating profit was $38.7 million in 2002 compared with $53.9 million in 2001. The decrease in consolidated operating profit was primarily the result of $44.6 million in non-cash charges for impairment of non-current assets, principally from the write-down of goodwill in the Company's coffee segment.

         - AFC reported $122.9 million in adjusted EBITDA, as defined, versus $116.4 million in 2001. AFC's adjusted EBITDA computation can be found in the attached charts.

         - AFC reported a net loss of $(11.7) million, or $(0.37) per diluted share in 2002, compared with net income of $15.6 million, or $.50 per diluted share in 2001. The net loss was primarily the result of significant goodwill and other impairment charges.

         - AFC generated $93.8 million in cash flow from operating activities in 2002 compared to $57.4 million in 2001, representing a 63.4 percent increase over the prior year.

Chairman and CEO Frank Belatti stated, "The release of these results is a major milestone that enables us to move forward as an organization. The Company is firmly committed to driving operational performance and focusing our business model on franchising. We strongly believe in the tremendous appeal of our concepts and despite the challenges that AFC has confronted recently, we continue to see strong opportunity for expanding our brands globally. We look forward to 2004 as we continue to implement actions to improve results and build a sustainable growth path for each of our brands."

Financial Performance Review

System-wide sales at AFC's 4,071 restaurants, bakeries and cafes were $2.7 billion which included Seattle Coffee Company's wholesale sales of $65.9 million in 2002 and Cinnabon wholesale sales of $3.6 million. This compared with total system-wide sales of $2.6 billion in 2001, including wholesale sales of $61.1 million for Seattle Coffee Company. Cinnabon did not implement its pre-packaged cinnamon roll wholesale strategy until 2002.

For fiscal year 2002, franchise revenues increased 10.1 percent from 2001 to $111.3 million. This franchise related revenue increase represented the addition of 314 net domestic franchised units, including the conversion of 175 company-operated units to franchised units and 83 net new international franchised units, despite a decrease in franchise royalties due to lower same store sales performance. AFC's total revenue for fiscal year 2002 was $619.6 million compared to $687.2 million in 2001. The total revenue decrease was primarily due to the sale of company-operated units to franchise partners as part of AFC's conversion strategy.

Popeyes and Church's posted a record year of $108.1 million in operating profit for 2002, an improvement from 2001 of approximately 18.5 percent. Operating profit for Cinnabon decreased $8.7 million due to a decline in per- bakery operating margins, softened same-store sales and a $3.1 million impairment of tangible assets at certain under-performing bakeries.

Seattle Coffee Company experienced a decline in operating profit primarily due to the $33.3 million of asset impairments, reflecting the difference between the fair value of the Company's continental U.S. coffee segment and its book value. AFC completed the sale of the Seattle Coffee Company to Starbucks Corporation for $72.0 million on July 14, 2003.

Consolidated operating profit for AFC was $38.7 million in 2002 compared to $53.9 million in 2001. The decrease was primarily attributable to charges for impairment of non-current assets.

AFC reported $122.9 million in adjusted EBITDA in 2002 compared to $116.4 million in 2001. This increase was primarily driven by the strong operating performance of AFC's chicken brands. AFC's EBITDA computation and reconciliation to GAAP measures is cited in detail on page 12.

For fiscal year 2002, AFC's diluted earnings per share of $(0.37) reflected a decrease of $.87 in earnings per share compared to $.50 per diluted share in 2001. This decline is primarily the result of impairment charges.

For fiscal year 2002, AFC reported cash flow from operating activities of $93.8 versus $57.4 million in 2001 due to strong operating performance before consideration of non-cash charges relating to asset write-downs, increase in deferred taxes and favorable net fluctuations in operating asset and operating liability balances.

         Restatement of Financial Statements
         The following is a summary of the adjustments to AFC's previously issued financial statements for fiscal years 2000 and 2001.

         (in millions)


                                                             Effect on Previously Reported
                                                              Earnings Increase (Decrease)
                                Issue                            2001          2000

          1) Gains associated with unit conversions             $ (8.9)       $(3.5)
          2) Impairment of long-lived assets                      (8.4)        (0.3)
          3) Post-employment payments to a former officer         (2.9)          --
          4) Cinnabon purchase accounting                         (2.4)        (1.5)
          5) Inventory adjustments at Seattle Coffee              (1.8)        (0.7)
          6) Equipment placed at Seattle Coffee customers         (1.4)        (1.6)
          7) Accrued liabilities                                  (0.7)        (1.0)
          8) Capitalized interest                                 (0.9)        (0.4)
          9) Business taxes and related professional fees         (0.9)         0.2
         10) Slotting fees at Seattle Coffee                      (0.9)        (0.1)
         11) Beverage rebates                                     (0.8)         0.3
         12) Rent expense                                         (0.8)        (1.0)
         13) Sales allowances at Seattle Coffee                   (0.6)        (0.2)
         14) Recognition of re-imaging costs                      (0.6)         0.3
         15) Future lease obligations - closed units               0.8         (1.3)
         16) Advertising funds                                    (0.4)        (0.3)
         17) Leasehold improvement - useful lives                 (0.3)        (0.1)
         18) Legal accrual                                          --          1.5
         19) Capitalized expenses                                   --         (1.3)
         20) Workers' compensation accrual                          --         (1.3)
         21) Group medical insurance accrual                        --         (1.0)
         22) Other                                                 0.3          0.1
         Subtotal                                                (31.6)       (13.2)
         Tax effect                                               10.3          4.0
         Total                                                  $(21.3)       $(9.2)

1)       Gains Associated With Unit Conversions

AFC's prior accounting treatment regarding the sale of assets to a franchisee in connection with a unit conversion was, in most cases, to recognize gains immediately. The Company has determined that a portion of such gains should have been deferred in circumstances where AFC maintains some continuing involvement with the assets beyond the customary franchisor role. The calculation of the gain was also decreased by the allocation of goodwill to each unit conversion. The deferred amounts of these gains, or $19.1 million as of December 29, 2002, are being recognized as income over the period of continuing involvement.

2)       Impairment of Long-Lived Assets

The Company's prior accounting treatment regarding impairment of long- lived assets was to evaluate company-operated units on a market basis. AFC has determined that the evaluation should have been performed on a site-by-site basis which is the lowest level of identifiable cash flows as required by SFAS
121. Accordingly the Company adjusted its long-lived asset impairment charges (including an adjustment to record $3.0 million and zero impairment of goodwill allocated to the individual units in 2001 and 2000, respectively) to reflect the evaluation on a site-by-site basis.

3)       Post-Employment Payments to a Former Officer

Beginning in 2001, AFC expensed certain post-employment payments to a former officer as the payments were made over the term of the ten-year agreement. The Company has determined that the entire obligation to the former officer should have been recorded when the agreement became effective, since no additional services were required to be performed. Accordingly, AFC expensed the entire obligation in 2001.

4)       Cinnabon Purchase Accounting

In the 1998 acquisition of Cinnabon, AFC accrued certain costs as acquisition costs and recorded 100% of the purchase price in excess of the fair value of the net assets acquired as goodwill. The Company has determined that certain of the acquisition costs accrued should have been expensed as incurred. In addition, the Company has determined that the allocation of the purchase price to the fair values of acquired bakeries and identifiable intangible assets were understated. AFC has reversed certain costs initially accrued in the acquisition and the expenses are recorded in the Company's statements of operations as incurred. The purchase price allocation has been adjusted for the respective identifiable assets and the related depreciation and amortization expenses have been adjusted in the statements of operations.

5)       Inventory Adjustments at Seattle Coffee

In the third quarter of 2002, AFC identified errors relating to Seattle Coffee's inventory costing. The Company has determined that the adjustments relate to 2001 and 2000 and, accordingly, has reflected such adjustments in those years.

6)       Equipment Placed at Seattle Coffee Customers

Historically, Seattle Coffee has placed certain equipment at customer locations, the cost of which was capitalized. AFC determined that such costs should have been recognized as marketing expenses. Accordingly, the Company recorded adjustments to expense the cost of such equipment in the periods it was placed in service.

7)       Accrued Liabilities

AFC corrected accrual accounts for errors in computation and timing of expense recognition. Accounts affected by these adjustments include accruals for business insurance, employee relocations, advertising, management bonuses and other miscellaneous accounts. The Company made adjustments to record the associated accruals based on correct computations and in the appropriate periods.

8)       Capitalized Interest

The Company's computation of interest to be capitalized was based upon applying an interest rate to a group of assets which included completed projects. As a result, AFC determined the calculation should be adjusted using only those assets where construction was in progress and all other amounts were expensed as interest expense.

9)       Business Taxes and Professional Fees

AFC's prior accounting treatment was to accrue professional tax fees in the Company's tax liability accounts. Adjustments were made to reclassify these professional fees to general liability accounts and expense business taxes and related professional fees as incurred.

10)      Slotting Fees at Seattle Coffee

Seattle Coffee capitalized amounts paid to its wholesale customers for favorable shelf positioning for its products and amortized the amounts over a two-year period. AFC has determined that when the specified term of the slotting agreement was not expressed in a written contract, the payments made to customers should have been expensed as sales discounts when incurred. Accordingly, the Company has expensed these amounts in the periods incurred unless an underlying written contract supports capitalization and amortization over a specified term.

11)      Beverage Rebates

The Company's prior accounting treatment was to record rebates from beverage vendors when received. AFC has determined that these rebates should have been recorded in the periods earned. Accordingly, adjustments have been made to recognize the rebates in the periods earned.

12)      Rent Expense

AFC recorded rent expense on a straight-line basis over the initial lease term for certain of its leases. The Company has determined that rent expense for all leases should be calculated using the straight-line basis over the lease term (inclusive of renewal options the Company was reasonably expected to exercise). Accordingly, the Company has adjusted rent expense during 2001 and 2000 to record rent expense on the straight-line basis. The effect of this adjustment on years prior to 2000 reduced shareholders' equity at December 26, 1999 by $3.8 million before giving effect to income taxes.

13)      Sales Allowances at Seattle Coffee

Seattle Coffee recorded certain sales discounts and allowances that were offered to customers in the period when such discounts were paid. AFC has determined that such discounts and allowances should have been estimated and accrued in the period of the associated sales. Accordingly, the Company has adjusted its provisions for sales allowances and returns to recognize the expense in the period that the related revenue was earned.

14)      Recognition of Re-imaging Costs

The Company's accounting treatment for the recognition of reimaging costs was based upon accruing those costs on the planned dates of the reimaging activities. AFC determined that the reimaging costs should have been recorded based upon the actual dates of the reimaging activities. Accordingly, the Company adjusted the reimaging costs to record the costs in the period incurred.

15)      Future Lease Obligations - Closed Units

The Company recorded lease obligations associated with closed units net of anticipated sublease rental income. AFC determined that the sublease rental income was not reasonably supported. Accordingly, the Company recalculated the estimated future lease obligation for certain closed units using 100% of the remaining lease obligation.

16)      Advertising Funds

Historically, the Popeyes' and Church's advertising funds were not consolidated in the Company's financial statements. AFC determined that these accounts should have been consolidated because the Company has control of certain activities. Accordingly, the advertising funds' accounts have been consolidated in accordance with SFAS 45, Accounting for Franchise Fee Revenue. Contributions received from franchisees related to the funds and the associated expenses of the funds are accounted for using the agency method.

17)      Leasehold Improvements - Useful Lives

The Company's depreciable lives used for leasehold improvements were based upon the useful lives of the assets. AFC determined that for certain leasehold improvements, the depreciable life was longer than the remaining term of the associated lease. Accordingly, the Company adjusted depreciation expense to recognize the effect of reducing the depreciable life to the lease term.

18)      Legal Accrual

The Company was under accrued for legal reserves at the end of 1999 and made an adjustment to increase the accrual in 2000. AFC has determined that the adjustment should have been made in 1999 and, accordingly, reflected the adjustment in the appropriate period.

19)      Capitalized Expenses

The Company had capitalized certain amounts including construction overhead costs and other amounts which the Company determined should have been expensed as incurred. Accordingly, the Company has made adjustments to expense those items in the period the costs were incurred.

20)      Workers' Compensation Accrual

The Company's workers' compensation accrual at the end of 1999 was overstated and an adjustment was made to decrease the accrual in 2000. AFC has determined that the adjustment should have been made in 1999. Accordingly, the Company has reflected the adjustment in the appropriate period.

21)      Group Medical Insurance Accrual

The Company's group medical insurance accrual at the end of 1999 was overstated and an adjustment was made to decrease the accrual in 2000. AFC has determined that the adjustment should have been made in 1999. Accordingly, the Company has reflected the adjustment in the appropriate period.

22)      Other

Other adjustments were made, none of which were individually material.

2001 and 2000 Statements of Operations Restatement Comparison.

The following table compare previously reported amounts with restated amounts for fiscal years 2001 and 2000.


         (in millions, except                                 2001                       2000
            per share data)                           As                         As
                                                  Previously        As        Previously       As
                                                   Reported      Restated      Reported      Restated

         Revenues:
         Sales by company-operated
          restaurants                               $507.0        $507.0        $567.4        $567.4
         Franchise revenues                          106.3         101.1          90.4          88.7
         Wholesale revenues                           64.8          61.1          56.7          55.9
         Other revenues                               14.5            18          10.7          11.2
                Total revenues                       692.6         687.2         725.2         723.2
         Expenses:
         Restaurant employee, occupancy
          and other expenses                         257.8         260.1         292.5         299.1
         Restaurant food, beverages and
          packaging                                    148         147.1         162.5           159
         General and administrative expenses           108           116         102.4         103.3
         Wholesale cost of sales and
          operating expenses                          51.7          54.3          43.5          46.3
         Depreciation and amortization                41.3          40.3          41.8          41.2
         Impairment charges and other                   --          15.5           0.9             7
              Total expenses                         606.8         633.3         643.6         655.9
         Operating profit                             85.8          53.9          81.6          67.3
         Interest expense, net                        23.2          24.6          33.9          33.3
         Income before income taxes                   62.6          29.3          47.7            34
         Income tax expense                           24.7          13.7            20          15.7
         Income from continuing operations            37.9          15.6          27.7          18.3
         Extraordinary loss on debt
          extinguishments, net of taxes                1.0            --           0.2            --
         Discontinued operations, net of
          taxes                                         --            --            --            --
         Net income                                 $ 36.9        $ 15.6        $ 27.5        $ 18.3

         Other Business Matters
         Share Repurchase Program

On July 22, 2002, AFC's board of directors approved a share repurchase program of up to $50 million, effective as of such date. On October 7, 2002, AFC's board of directors approved an increase to this program from $50 million to $100 million. The program, which is open-ended, allows the Company to repurchase its shares from time to time in accordance with the requirements of the Securities and Exchange Commission. As of December 29, 2002, AFC repurchased 3,692,963 shares of its stock for $77.9 million under this program. These purchases were funded from the proceeds of the Company's bank credit facility and internally generated funds. The average weighted shares outstanding for 2002 were 30.0 million shares.

AFC has not repurchased any additional shares in 2003. While the Company expects to continue with its repurchase program once it is fully compliant with the Securities and Exchange Commission reporting requirements, there are no assurances with regard to the number of shares the Company may repurchase nor the timing of when the additional repurchases will occur.

Status of 2003 10-Q Filings

Work on the Company's 10-Q filings for the current 2003 fiscal year is underway. The Company intends to make every effort to file its Quarterly Reports on Form 10-Q for the first three quarters of 2003 as soon as possible.

Key Operational Measures: 2004 Outlook

AFC previously reported the Company's operational expectations for the full year 2003 in a press release dated November 4, 2003. The following highlights AFC's key operational projections for 2004:

Domestic Same-store Sales Growth

AFC is projecting full year 2004 blended domestic same-store sales to be up 1.0-2.0 percent. By brand, AFC is estimating domestic same-store sales growth for 2004 to be up 1.0-2.0 percent for Popeyes, flat to up 1.0 percent for Church's and up 2.5-3.5 percent for Cinnabon.

New System-wide Openings

The Company is anticipating that 315-345 new unit openings will occur in 2004. This figure is comprised of the addition of 170-180 Popeyes units, 55- 65 Church's units, 65-70 Cinnabon units, and 25-30 Seattle's Best Coffee international units. Net new units for 2004 are projected to be 175-215 units as a result of approximately 130-140 unit closings.

Commitments

AFC is expecting a recovery in the sale of new commitments for future development in 2004. The Company is projecting to sign 550-600 new commitments with Popeyes recording 325-350, Church's with 125-135 and Cinnabon with 100-115. However, the 2004 domestic commitments will be dependent on the timing of the Company's franchise offering circulars and state franchise registrations, which are expected to be executed no later than the end of the first quarter of 2004.

The Company will provide financial performance guidance for 2004 after the filing of Quarterly Reports on AFC's Form 10-Q for the first three quarters of 2003.

Dick Holbrook, President and COO of AFC Enterprises, stated, "We continue to see a modest recovery in the business as we focus on action-oriented solutions to improve brand performance. We expect this trend to continue into 2004 but have taken a conservative position in our overall operational performance outlook to make sure that our initiatives continue to prove successful, and to allow AFC to return to a more normalized level of business activity once we are able to fully engage in our franchise sales activities."

Conference Call and Internet Webcast

AFC will host a conference call and internet web cast with the investment community, at 10:00 AM eastern time, on Tuesday, December 16, 2003, to discuss in-depth the contents of this release. To access the Company's web cast, go to www.afce.com, select "Investor Information" and then select "10-K Review."

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 4,077 restaurants, bakeries and cafes as of November 30, 2003, in the United States, Puerto Rico and 35 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM) and Cinnabon(R), and the franchisor of Seattle's Best Coffee(R) in Hawaii, on military bases and internationally. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.

                             AFC Enterprises, Inc.
                          Consolidated Balance Sheets
                 As of December 29, 2002 and December 30, 2001
                        (In millions, except share data)


                                                                    2002            2001
                                                                        As Restated
         ASSETS
         Current assets:
            Cash and cash equivalents                               $  9.6         $  5.1
            Accounts and current notes
              receivable, net                                         36.2           27.7
            Inventories                                               14.9           15.9
            Prepaid income taxes                                      20.6           12.2
            Other current assets                                      14.5           13.6
               Total current assets                                   95.8           74.5

         Long-term assets:
            Property and equipment, net                              213.8          238.2
            Goodwill                                                  27.9             67
            Trademarks and other intangible
              assets, net                                            115.4          114.8
            Other long-term assets, net                               34.4           30.8
               Total long-term assets                                391.5          450.8
               Total assets                                         $487.3         $525.3

         LIABILITIES AND SHAREHOLDERS' EQUITY
         Current liabilities:
            Accounts payable                                        $   58         $   59
            Accrued liabilities                                       19.1           17.8
            Current debt maturities                                   17.6           33.7
               Total current liabilities                              94.7          110.5

         Long-term liabilities:
            Long-term debt                                             209          175.8
            Deferred credits and other
              long-term liabilities                                   73.8           51.7
               Total long-term liabilities                           282.8          227.5
               Total liabilities                                     377.5          338.0

         Commitments and contingencies

         Shareholders' equity:
            Preferred stock ($.01 par
              value; 2,500,000 shares
              authorized; 0 issued and
              outstanding)                                              --             --
            Common stock ($.01 par value;
              150,000,000 shares authorized;
              27,478,744 and 30,441,887
              shares issued and outstanding
              at the end of fiscal
              years 2002 and 2001,
              respectively)                                            0.3            0.3
            Capital in excess of par value                           144.7          212.1
            Notes receivable from officers,
              including accrued interest                              (6.1)          (7.7)
            Accumulated losses                                       (29.1)         (17.4)
               Total shareholders' equity                            109.8          187.3
               Total liabilities and
                 shareholders' equity                               $487.3         $525.3

                             AFC Enterprises, Inc.
                     Consolidated Statements of Operations
                      For Fiscal Years 2002, 2001 and 2000
                      (In millions, except per share data)


                                                            2002           2001           2000
                                                                       As Restated     As Restated

         Revenues
             Sales by company-operated
               restaurants                                $ 413.3         $ 507.0        $ 567.4
             Franchise revenues                             111.3           101.1           88.7
             Wholesale revenues                              69.5            61.1           55.9
             Other revenues                                  25.5            18.0           11.2
                  Total revenues                            619.6           687.2          723.2
         Expenses
             Restaurant employee, occupancy and
               other expenses                               218.3           260.1          299.1
             Restaurant food, beverages and
               packaging                                    116.9           147.1          159.0
             General and administrative expenses            110.4           116.0          103.3
             Wholesale cost of sales and
               operating expenses                            56.1            54.3           46.3
             Depreciation and amortization                   29.6            40.3           41.2
             Impairment charges and other                    49.6            15.5            7.0
                  Total expenses                            580.9           633.3          655.9
         Operating profit                                    38.7            53.9           67.3
             Interest expense, net                           22.6            24.6           33.3
         Income before income taxes and
           accounting change                                 16.1            29.3           34.0
             Income tax expense                              16.0            13.7           15.7
         Income before accounting change                      0.1            15.6           18.3
             Loss from the cumulative effect of
               an accounting change                         (11.8)             --             --
         Net (loss) income                                $ (11.7)        $  15.6        $  18.3
         Basic (loss) earnings per common
           share:
             Income before accounting change              $    --         $  0.53        $   0.7
             Loss from the cumulative effect of
               an accounting change                         (0.39)             --             --
             Net (loss) income                            $ (0.39)        $  0.53        $   0.7
         Diluted (loss) earnings per common share:
             Income before accounting change              $    --         $   0.5        $  0.64
             Loss from the cumulative effect of
               an accounting change                         (0.37)             --             --
             Net (loss) income                            $ (0.37)        $   0.5        $  0.64

                             AFC Enterprises, Inc.
                     Consolidated Statements of Cash Flows
                      For Fiscal Years 2002, 2001 and 2000


                                                               2002           2001           2000
                                                                          As Restated     As Restated

         Cash flows provided by (used in)
           operating activities:
         Net income                                           $(11.7)        $15.60         $18.30
         Adjustments to reconcile net (loss)
           income to net cash
             provided by operating activities:
             Depreciation and amortization                      29.6           40.3           41.2
             Impairment and other write-downs of
               non-current assets                               44.6           13.5            7.5
             Cumulative effect of an accounting
               change                                           11.8             --             --
             Deferred income taxes                              12.9           (1.6)           6.8
             Non-cash interest, net                              3.8            1.6            1.6
             Net loss (gain) on sale of assets                   4.0            1.3           (6.4)
             Provision for credit losses                         2.1            1.3            1.2
             Compensatory expense for stock
               options                                           0.3            0.4            1.8
             Change in operating assets and
               liabilities:
                    Accounts receivable                         (9.6)          (8.0)          (0.6)
                    Prepaid income taxes                        (8.4)          (9.5)          (1.8)
                    Inventories and other operating
                      assets                                    (3.4)          (2.3)           1.6
                    Accounts payable and other
                      operating liabilities                     17.8            4.8          (11.3)
                          Net cash provided by
                            operating activities                93.8           57.4           59.9
         Cash flows provided by (used in)
           investing activities:
         Capital expenditures                                  (49.7)         (58.0)         (50.0)
         Proceeds from disposition of property
           and equipment                                        35.4           39.9           28.9
         Other, net                                              0.7            0.6            1.2
                            Net cash used in investing
                              activities                       (13.6)         (17.5)         (19.9)
         Cash flows provided by (used in)
           financing activities:
         Proceeds from 2002 Credit Facility                      250             --             --
         Principal and premium payments -
           Senior Subordinated Notes                          (133.4)         (24.3)         (16.9)
         Principal payments - 1997 Credit
           Facility                                            (78.7)         (79.9)         (12.6)
         Principal payments - 2002 Credit
           Facility                                            (27.1)            --             --
         Principal payments - capital lease
           obligations                                          (0.3)          (2.0)          (4.6)
         Net (repayments) borrowings -
           SouthTrust Line of Credit                            (1.7)           1.7             --
         Issuance of common stock, net                           0.3             46             --
         Stock repurchases                                     (77.9)            --           (0.1)


         Increase in bank overdrafts, net                       (7.8)           4.4           (2.6)
         Debt issuance costs                                    (4.9)            --           (0.1)
         Proceeds from exercise of employee
           stock options and other, net                          5.8            4.1           (3.5)
                            Net cash used in financing
                              activities                       (75.7)         (50.0)         (40.4)
         Net increase in cash and cash
           equivalents                                           4.5          (10.1)          (0.4)
         Cash and cash equivalents at
           beginning of period                                   5.1           15.2           15.6
         Cash and cash equivalents at end of
           period                                             $  9.6         $  5.1         $ 15.2

         Adjusted EBITDA: Calculation and Definition

The following table reconciles adjusted EBITDA on a consolidated basis to the line on our consolidated statement of operations entitled net income, which we believe is the line on our consolidated statement of operations most directly comparable GAAP measure to adjusted EBITDA:


                                                      2002            2001           2000

         Net income (loss)                           $(11.7)        $ 15.60        $ 18.30
         Interest expense, net                         22.6            24.6           33.3
         Estimated interest within rental
           expense, net                                 6.0             7.4            8.5
         Income tax expense                            16.0            13.7           15.7
         Depreciation and amortization                 29.6            40.3           41.2
         Impairment and other write-downs of           44.6            13.5            7.5
               non-current assets
         Loss (gain) on sale of assets, net             4.0             1.3           (6.4)
         Reversal of an environmental reserve            --              --           (6.0)
         Cumulative effect of an accounting
           change                                      11.8              --             --
         Adjusted EBITDA, as defined                 $122.9         $ 116.4        $ 112.1

Adjusted EBITDA is a supplemental non-GAAP financial measure. EBITDA is commonly defined as net income plus (a) interest expense, (b) income taxes and
(c) depreciation and amortization. Our definition of adjusted EBITDA is different from EBITDA because we also add the following items to net income:
(a) an estimate of interest within rental expense, (b) impairments and other write-downs of non-current assets, (c) gains and losses on the sale of assets,
(d) the reversal of an environmental reserve and (e) the cumulative effect of accounting changes. We use adjusted EBITDA, in addition to net income, operating profit and cash flows from operating activities, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between profitability and operating cash flow. In addition, we use adjusted EBITDA, as opposed to EBITDA, because adjusted EBITDA adds back items to net income which we believe are generally not operational in nature and not indicative of core operating performance of our continuing operations. We also believe that adjusted EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company's overall operating performance by including only transactions related to core cash operating business activities.

Adjusted EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted EBITDA: (a) does not represent net income or cash flows from operations as defined by GAAP;
(b) is not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to net income, operating profit, cash flows from operating activities or our other financial information determined under GAAP.

                        Total Domestic Same-store Sales


                                                                  Year          Year
                                     4Q Ended      4Q Ended       Ended         Ended
                                    12/30/2001    12/29/2002    12/30/2001    12/29/2002

         Popeyes
             Company                    4.4%          2.4%          4.8%          1.1%
             Franchised                 5.1%         (2.0%)         4.1%          0.6%
         Total Domestic                 5.0%         (1.7%)         4.2%          0.7%
             International             (4.2%)        (5.4%)        (6.9%)        (5.4%)
         Church's
             Company                    3.3%         (4.2%)         2.8%         (1.3%)
             Franchised                 3.9%         (5.0%)         2.0%         (1.7%)
         Total Domestic                 3.7%         (4.8%)         2.3%         (1.6%)
             International              2.0%         (4.4%)         0.0%         (1.4%)
         Cinnabon
             Company                   (2.3%)        (7.8%)         1.1%         (2.6%)
            Franchised                 (7.6%)        (7.2%)        (1.9%)        (6.9%)
         Total Domestic                (5.5%)        (7.4%)        (0.7%)        (5.7%)
             International            (26.1%)       (14.4%)       (21.6%)       (23.3%)
         Seattle Coffee Company
             Company                   (7.4%)        (1.3%)        (1.9%)        (5.9%)
             Franchised                (2.9%)         0.7%         (2.3%)         3.7%
         Total Domestic                (6.2%)        (0.3%)        (2.0%)        (1.8%)
             International              3.8%        (13.5%)         3.1%         (7.9%)

         Total                          3.3%         (3.2%)         3.0%         (0.7%)

                               New Unit Openings


                                                                        Year          Year
                                        4Q Ended       4Q Ended         Ended         Ended
                                       12/30/2001     12/29/2002     12/30/2001     12/29/2002

         Popeyes
             Company                         1              1              3              2
             Franchised                     32             20            103             87
         Total Domestic                     33             21            106             89
             International                  19             23             71             80
         Total Global                       52             44            177            169
         Church's
             Company                         1              0              2              1
             Franchised                     16             22             53             54
         Total Domestic                     17             22             55             55
             International                  10             26             24             55
         Total Global                       27             48             79            110
         Cinnabon
             Company                         4              0             11              5
             Franchised                     16             16             50             43
         Total Domestic                     20             16             61             48
             International                  23             19             60             54
         Total Global                       43             35            121            102
         Seattle Coffee Company
             Company                         5              0             10              0
             Franchised                      1              9             12             27
         Total Domestic                      6              9             22             27
             International                  13             14             30             43
         Total Global                       19             23             52             70
         Total                             141            150            429            451


                                New Commitments


                                                                              Year           Year
                                           4Q Ended        4Q Ended           Ended          Ended
                                          12/30/2001      12/29/2002        12/30/2001     12/29/2002

         Popeyes
             Franchised                       77               58              253              183
             International                     0              253              108              363
         Total Global                         77              311              361              546
         Church's
             Franchised                       58               40              115              138
             International                   115               53              169              101
         Total Global                        173               93              284              239
         Cinnabon
             Franchised                       18               11               75               76
             International                    53               37              150               65
         Total Global                         71               48              225              141
         Seattle Coffee Company
             Franchised                        1                3               28               33
             International                    14               20               86               50
         Total Global                         15               23              114               83
         Total                               336              475              984            1,009

                                Unit Conversions


         ($ in millions)                           2002            2001             2000

         Popeyes                                    --               27               36
         Church's                                  111               70               25
         Cinnabon                                   63               36               10
         Seattle Coffee                              1               --               --
               Total unit conversions              175              133               71
         Gains (losses) recognized                (4.0)            (1.3)             6.4
         Gains deferred                           10.3              6.4              2.9
         Franchise and conversion fees               8              4.9              1.8


                                   Unit Count


                                         Year Ended       Year Ended
                                         12/30/2001       12/29/2002

         Popeyes
             Company                          96               96
             Franchised                    1,231            1,298
         Total Domestic                    1,327            1,394
             International                   293              318
         Total Global                      1,620            1,712
         Church's
             Company                         397              284
             Franchised                      845              963
         Total Domestic                    1,242            1,247
             International                   275              262
         Total Global                      1,517            1,509
         Cinnabon
             Company                         152               84
             Franchised                      270              369
         Total Domestic                      422              453
             International                   122              159
         Total Global                        544              612
         Seattle Coffee Company
             Company                          77               75
             Franchised                       49               79
         Total Domestic                      126              154
             International                    50               84
         Total Global                        176              238
         Total                             3,857            4,071

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the restatement of the our financial statements, the delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with the restatement of our financial statements, the inability to attract and retain additional qualified management personnel, our ability to comply with covenants contained in our credit facility, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our ability and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 29, 2002 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.